Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for February 10, 2010 at 6:00 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2009 FOURTH QUARTER, YEAR-END RESULTS

Record Quarterly Revenues; Profitable for the Year

NORTHVILLE, MI (February 10, 2010) . . . Amerigon Incorporated (NASDAQ-GS: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced results for the fourth quarter and year ended December 31, 2009, which include record quarterly revenues of more than $21 million, higher gross margins and a profit for the full year.

Product revenues for the 2009 fourth quarter increased 68 percent to $21.6 million, compared with $12.8 million for the fourth quarter of 2008. Sequentially, this compares with $18.4 million for the 2009 third quarter. The increase in revenues was due to higher sales from new introductions of vehicles offering the Company’s Climate Control Seat® (CCS®) systems and the addition of a rear seat option on certain existing vehicles subsequent to the 2008 fourth quarter. CCS systems include both TE-based heated and cooled systems and heated and ventilated seat systems. The increase was partially offset by lower volumes on existing vehicles.

Amerigon President and Chief Executive Officer Daniel R. Coker said, “I am very pleased to report that fourth quarter revenues reached record levels and we achieved profitability for the full year as net income for the quarter more than offset the loss in the first nine months of the year. The solid performance we experienced for the quarter is due primarily to the impact of new vehicles offering our seat systems. The popularity of our seat systems remains strong with both automotive manufacturers and consumers alike, and we are encouraged by the improvement of production levels at automotive manufacturers. We are also pleased with the early success we are seeing in our efforts to improve our gross margins. As we expected, the decrease in the cost of Tellurium, a key component of CCS, began to positively impact our gross margins during the quarter. Risks still exist beyond our control, but finding ways to improve our gross margins will continue to be an area of focus for us.”

Gross margin as a percentage of revenue for the 2009 fourth quarter was 29 percent compared with 22 percent in the 2008 fourth quarter. The year-over-year increase was primarily attributable to lower raw material costs, a favorable shift in the mix of products sold toward units having a higher gross margin percentage and higher coverage of fixed cost at the higher volume levels. Net income attributable to Amerigon Incorporated for the fourth quarter of 2009 was $1.4 million, or $0.07 per basic and $0.06 per diluted share, compared with net income attributable to Amerigon Incorporated in the 2008 fourth quarter of $291,000, or $0.01 per basic and diluted share.

For 2009, product revenues were $60.9 million, compared with $63.6 million for the prior year. Automotive production and sales volumes, impacted by slowing worldwide economic activity and the limited availability of consumer credit, were significantly lower during 2009, particularly in the first half of the year, as compared with the year-earlier period. In North America, one of the Company’s most important markets, the Seasonally Adjusted Annual Rate (“SAAR”) for vehicle sales decreased 21 percent to 10.4 million from 13.2 million during 2008. Vehicle production levels were decreased accordingly. During 2009, production of light vehicles in North America decreased by 32 percent to 8.6 million from 12.6 million during 2008.

Coker added, “We were able to maintain such strong revenue levels by introducing CCS on several new vehicle platforms that were launched during the year and increasing installation rates of CCS on existing light vehicle platforms. We expect that light vehicle production levels are likely to be higher during 2010.”

Gross margin as a percentage of revenue for 2009 was 26 percent compared with 29 percent in 2008. The year-over-year decrease was primarily attributable to higher raw material costs, an unfavorable shift in the mix of products sold toward units having a lower gross margin percentage and lower coverage of fixed cost at the lower volume levels. For 2009, net income attributable to Amerigon Incorporated was $723,000, or $0.03 per share, compared with net income attributable to Amerigon Incorporated of $3.6 million, or $0.16 per share for 2008.

Amerigon completed its tenth full year of producing and selling CCS in 2009 and has shipped approximately 5.3 million units to-date.

Additional highlights of 2009 included the award of a contract to manufacture a heated and cooled cup holder that is expected to be launched in a full-size sedan by a major automotive manufacturer in the fall of 2010; the establishment of ZT Plus, a partnership with 5N Plus Inc; and the Company’s BSST subsidiary being granted the fifth phase of the U.S. Department of Energy (DOE) program to install and test thermoelectric waste heat recovery systems on BMW Group and Ford vehicles.

Coker added that the Company is continuing its efforts to expand its applications of Amerigon’s proprietary TE technology. Amerigon is pursuing heating and cooling applications in such markets as consumer goods, medical, computers, commercial heating and air conditioning and the military. The Company is also leading a team of high-profile commercial and academic partners studying the use of TE systems to convert waste heat from automobile exhaust into electric power.

“We are working on developing and commercializing products that will use advanced thermoelectric materials which will broaden and diversify our revenues in the years to come,” Coker said.

The Company’s balance sheet as of December 31, 2009 remained strong with cash, cash equivalents and short-term investments totaling $28.4 million, total assets of $62.4 million, no bank debt and shareholders’ equity of $47.8 million.

CCS systems are currently offered as an optional or standard feature on 44 automobile models produced by Ford, General Motors, Toyota, Nissan, Hyundai and Tata Motors. New vehicles equipped with CCS systems and launched since the end of 2008 included the Lincoln MKT, Ford Taurus, Jaguar XK, Nissan 370Z Roadster, Infiniti G Convertible, KIA Mohave and KIA Borrego. Two existing programs, the Jaguar XJ and Land Rover Range Rover began offering CCS in the rear seating position for the first time during the 2009 third quarter.

Unit shipments of CCS systems for the 2009 fourth quarter and year were 309,000 and 874,000, respectively, compared with 188,000 and 931,000 units for the respective year-earlier periods.

The 2009 fourth quarter and full year results include year-over-year decreases in net research and development expenses of $370,000 and $789,000, respectively, due to the formation of ZT Plus, lower costs to support a smaller number of new vehicle programs launched during 2009 as compared to 2008 and lower costs associated with certain new product applications of the CCS technology that are currently in development.

Selling, general and administrative expenses for the 2009 fourth quarter and year increased $1.5 million and $1.7 million, respectively, due primarily to management bonuses, estimated future legal fees for a patent infringement lawsuit with competitor W.E.T. Automotive Systems, and higher stock option compensation expense as compared to 2008. The management incentive bonus program was cancelled during 2008 due to the significant economic and automotive downturn.

Guidance

The Company expects product revenues in the 2010 first quarter to be up slightly compared with the 2009 fourth quarter, representing a more than 100 percent increase from the 2009 first quarter product revenue of $10.2 million. Although the automotive market appears to be beginning to stabilize there continues to be significant market risk which makes it difficult for Amerigon to provide meaningful full-year 2010 guidance.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-941-1429. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 2009.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Product revenues	$21,598	$12,826	$60,925	$63,613
Cost of sales	15,333	9,970	45,166	45,086

Gross margin	6,265	2,856	15,759	18,527
Operating expenses:
Research and development	1,824	2,185	8,097	9,245
Research and development reimbursements	(472)	(463)	(2,103)	(2,462)

Net research and development expenses	1,352	1,722	5,994	6,783
Selling, general and administrative	2,538	1,026	8,857	7,190

Total operating expenses	3,890	2,748	14,851	13,973

Operating income	2,375	108	908	4,554
Interest income (expense)	(9)	123	10	837
Loss from equity investment in ZT Plus	(369)	—	(492)	—
Other income (expense)	53	(1)	183	111

Earnings (loss) before income tax	2,050	230	609	5,502
Income tax expense (benefit)	750	(61)	325	1,938

Net income	1,300	291	284	3,564
Plus: Loss attributable to non-controlling interest	97	—	439	—

Net income attributable to Amerigon, Inc.	$1,397	$291	$723	$3,564

Basic earnings per share	$0.07	$0.01	$0.03	$0.16

Diluted earnings per share	$0.06	$0.01	$0.03	$0.16

Weighted average number of shares – basic	21,479	21,628	21,402	21,981

Weighted average number of shares – diluted	22,155	21,628	21,771	22,366

MORE-MORE-MORE

AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2009	2008
ASSETS

Current Assets:
Cash & cash equivalents	$21,677	$25,303
Short-term investments	6,704	—
Accounts receivable, less allowance of $292 and $318, respectively	15,073	8,292
Inventory	2,541	2,641
Deferred income tax assets	927	986
Prepaid expenses and other assets	780	417

Total current assets	47,702	37,639
Equity investment	22	—
Property and equipment, net	3,271	4,274
Patent costs, net of accumulated amortization of $490 and $298, respectively	3,727	3,156
Deferred income tax assets	7,133	7,334
Other non-current assets	527	196

Total assets	$62,382	$52,599

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$10,222	$3,872
Accrued liabilities	3,738	3,096
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	14,160	7,168
Pension benefit obligation	377	142
Deferred manufacturing agreement – long term portion	50	250

Total liabilities	14,587	7,560

Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 21,486,309 and 21,205,492 issued and outstanding at December 31, 2009 and 2008, respectively	61,971	60,727
Paid-in capital	23,986	22,720
Accumulated other comprehensive income	59	97
Accumulated deficit	(37,782)	(38,505)

Total Amerigon, Inc. shareholders’ equity	48,234	45,039
Non-controlling interest	(439)	—

Total shareholders’ equity	47,795	45,039

Total liabilities and shareholders’ equity	$62,382	$52,599

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2009	2008
Operating Activities:
Net income	$284	$3,564
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,438	1,373
Deferred income tax expense	261	1,432
Stock option compensation	1,270	1,109
Provision for doubtful accounts	(26)	(224)
Loss on disposal of property and equipment	—	10
Defined benefit plan expense	211	142
Loss from equity investment	492	—
Changes in operating assets and liabilities:
Accounts receivable	(6,754)	3,603
Inventory	100	(421)
Prepaid expenses and other assets	(392)	179
Accounts payable	6,349	(4,767)
Accrued liabilities	1,020	(455)

Net cash provided by operating activities	4,253	5,545
Investing Activities:
Purchases of short-term investments	(6,704)	(3,100)
Sales and maturities of short-term investments	—	27,025
Equity investment	(111)	—
Cash invested in corporate owned life insurance	(328)	(191)
Purchase of property and equipment	(744)	(1,712)
Patent costs	(830)	(654)

Net cash provided by (used in) investing activities	(8,717)	21,368
Financing Activities:
Cash used to repurchase common stock	—	(3,497)
Cash paid for financing costs	(9)	—
Proceeds from sale of common stock, net of cash expenses	861	604

Net cash provided by (used in) financing activities	852	(2,893)

Foreign currency effect on cash and cash equivalents	(14)	113
Net (decrease) increase in cash and cash equivalents	(3,626)	24,133
Cash and cash equivalents at beginning of period	25,303	1,170

Cash and cash equivalents at end of period	$21,677	$25,303

Supplemental disclosure of cash flow information:
Cash paid for interest	$46	$—

Cash paid for taxes	$321	$188

Supplemental disclosure of non-cash transactions:
Common stock issued to employees and consultants	$379	$437

Contribution to equity investment	$404	$—

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